Exhibit 99.1

Press Release	NASDAQ:ABCW
FOR IMMEDIATE RELEASE
Date: May 3, 2010
ANCHOR BANCORP WISCONSIN INC. REACHES AGREEMENT
TO EXTEND LOAN FOR ONE YEAR
Madison, Wis. — Anchor BanCorp Wisconsin Inc. (ABCW) today announced it has entered into an agreement amending the terms of its outstanding line of credit with U.S. Bank. Under the terms of the amendment, the maturity date on the balance of the $116.3 million loan has been extended for a full year, and is now due May 31, 2011. No principal payment is due prior to the maturity date.
“The extension of this agreement is a key step as we explore opportunities to raise additional capital,” said ABCW President and CEO Chris Bauer. “We are fortunate to be able to continue to work with U.S. Bank in a timeframe that allows us to accomplish a resolution to this ongoing agreement,” added Bauer.
About Anchor BanCorp Wisconsin, Inc.
Anchor’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, a wholly owned subsidiary of the Company, has offices located in Wisconsin.
Forward Looking Statements
This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. This includes any statements regarding management’s plans, objectives or goals for future operations or transactions, products or services, and forecasts of its revenues, earnings or other measures of performance. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these plans, goals or estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor, including information which could affect Anchor’s forward-looking statements. Outcomes related to such statements are subject to numerous risk factors and uncertainties, including those listed in the company’s Annual Report filed on Form 10-K.
For More Information
For more information, contact AnchorBank CEO Chris Bauer, or Dale Ringgenberg, CFO at (608) 252-1810.